EXHIBIT 4.2

DEMAND PROMISSORY NOTE

US$100,000

In consideration of receiving a loan of US$100,000.00, the undersigned, LONGBOW MINING CORP., of 699B Sierra Rose Drive, Reno, Nevada, USA, 89511, does hereby PROMISE TO PAY to ARCHER PACIFIC MANAGEMENT INC., of 141 - 757 West Hastings Street, Vancouver, British Columbia, Canada, V6C 1C1, the sum of US$100,000 without interest, payable on demand.

The undersigned and each endorser hereof waives demand and presentment for payment, notice of dishonour, notice of nonpayment, protest and notice of this Promissory Note.

DATED at Vancouver, British Columbia, the 3rd day of April, 2002.
/s/ "Kathy Wang" Kathy Wang Signature of Witness	/s/ "Ernest Cheung" Ernest Cheung, Director Longbow Mining Corp.